Exhibit 10.1

VOTING AGREEMENT

THIS VOTING AGREEMENT, effective as of the Effective Time and dated as of the day that the Effective Time occurs, is entered into by and among (i) BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (the “Company”), (ii) CVC Beacon LP, a Delaware limited partnership (the “CVC Stockholder”), (iii) Green Equity Investors V, L.P., a Delaware limited partnership (“LGP V”), (iv) Green Equity Investors Side V, L.P., a Delaware limited partnership (“LGP Side V”) and (v) Beacon Coinvest LLC, a Delaware limited liability company (together with LGP V and LGP Side V, collectively, the “LGP Stockholders” and, together with the CVC Stockholder, the “Principal Stockholders” and each a “Principal Stockholder”). Capitalized terms used herein without definition shall have the meanings set forth in Section 1.1.

WITNESSETH:

WHEREAS, the Company will price an initial public offering of shares of its common stock (such shares of common stock, the “Common Stock”, and such initial public offering, the “IPO”) pursuant to an Underwriting Agreement dated as of June 27, 2018 (the “Underwriting Agreement”);

WHEREAS, the parties hereto desire to provide for certain governance rights and other matters for the period on and after the Effective Time.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

SECTION 1.1 Definitions As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such first Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Voting Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

“Board of Directors” shall mean the Board of Directors of the Company.

“Board Designees” shall mean the Directors designated by the Principal Stockholders pursuant to Section 2.1.

“Closing” means the closing of the IPO.

“Code” shall have the meaning set forth in Section 2.5(b).

“Common Stock” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the preamble.

“Company Shares” means (i) all shares of Common Stock that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested), (ii) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested) and (iii) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization.

“CVC Director” shall have the meaning set forth in Section 2.1(a).

“CVC Stockholder” shall have the meaning set forth in the preamble.

“CVC Stockholder Designee” shall have the meaning set forth in Section 2.1(b).

“Director” shall mean a member of the Board of Directors.

“Effective Time” shall have the meaning set forth in Section 4.12.

“IPO” shall have the meaning set forth in the recitals.

“LGP Director” shall have the meaning set forth in Section 2.1(a).

“LGP Stockholders” shall have the meaning set forth in the preamble.

“LGP Stockholders’ Designee” shall have the meaning set forth in Section 2.1(c).

“Necessary Action” means, with respect to a specified result, all commercially reasonable actions required to cause such result that are within the power of a specified Person, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result and (v) causing members of the Board of Directors, subject to any fiduciary duties that such members may have as directors of the Company (including pursuant to Section 2.1(e)), to act in a certain manner, including causing members of the Board of Directors or any nominating or similar committee of the Board of Directors to recommend the appointment of any Board Designees as provided by this Agreement.

“Person” shall mean an individual, corporation, company, limited liability company, association, partnership, joint venture, organization, business, trust or any other entity or organization, including a government or any subdivision or agency thereof.

“Principal Stockholders” shall have the meaning set forth in the preamble.

“Underwriting Agreement” shall have the meaning set forth in the recitals.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1 Board of Directors.

(a) Composition of Initial Board. As of the Closing, the Board of Directors shall be comprised of ten (10) directors, (i) the following three (3) of whom shall be deemed to have been designated by the CVC Stockholder (each, a “CVC Director”): Christopher J. Stadler, Cameron Breitner and Lars Haegg; and (ii) the following three (3) of whom shall be deemed to have been designated by the LGP Stockholders (each, a “LGP Director”): Jonathan A. Seiffer, J. Kristofer Galashan and Tommy Yin. The foregoing directors shall be divided into three classes of directors, each of whose members shall serve for staggered three-year terms as follows:

(i) the class I directors shall initially include one (1) CVC Director and one (1) LGP Director;

(ii) the class II directors shall initially include two (2) CVC Directors and two (2) LGP Directors; and

(iii) the class III directors shall initially include no CVC Directors and no LGP Directors.

The initial term of the class I directors shall expire immediately following the Company’s 2019 annual meeting of stockholders at which directors are elected. The initial term of the class II directors shall expire immediately following the Company’s 2020 annual meeting of stockholders at which directors are elected. The initial term of the class III directors shall expire immediately following the Company’s 2021 annual meeting at which directors are elected.

(b) CVC Stockholder Representation. For so long as the CVC Stockholder holds, in the aggregate, a number of shares of Common Stock representing at least the percentages shown below of shares of Common Stock held in the aggregate by the CVC Stockholder as of the Closing of the IPO, the Company and the Principal Stockholders shall take Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the CVC Stockholder (each, a “CVC Stockholder Designee”) that, if elected, will result in the number of CVC Directors serving on the Board of Directors that is shown below.

Percentage	Number of Directors
70% or greater	3
Less than 70% but greater than or equal to 40%	2
Less than 40% but greater than or equal to 10%	1
Less than 10%	0

Upon any decrease in the number of directors that the CVC Stockholder is entitled to designate for election to the Board of Directors, the CVC Stockholder shall use its reasonable best efforts to cause the appropriate number of CVC Stockholder Designees to offer to tender his or her resignation. If such resignation is then accepted by the Board of Directors, the Company and the Principal Stockholders shall cause the size of the Board of Directors to be reduced accordingly unless the Company, with the approval of a majority of the remaining Directors, determines not to reduce the authorized size of the Board of Directors, in which case the Board of Directors shall act in accordance with the bylaws of the Company then in effect to appoint or nominate a new director to the Board of Directors.

(c) LGP Stockholders’ Representation. For so long as the LGP Stockholders hold, in the aggregate, a number of shares of Common Stock representing at least the percentages shown below of shares of Common Stock held in the aggregate by the LGP Stockholders as of the Closing of the IPO, the Company and the Principal Stockholders shall take Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the LGP Stockholders (each, a “LGP Stockholder Designee”) that, if elected, will result in the number of LGP Directors serving on the Board of Directors that is shown below.

Percentage	Number of Directors
70% or greater	3
Less than 70% but greater than or equal to 40%	2
Less than 40% but greater than or equal to 10%	1
Less than 10%	0

Upon any decrease in the number of directors that the LGP Stockholders are entitled to designate for election to the Board of Directors, the LGP Stockholders shall use their reasonable best efforts to cause the appropriate number of LGP Stockholder Designees to offer to tender his or her resignation. If such resignation is then accepted by the Board of Directors, the Company and the Principal Stockholders shall cause the size of the Board of Directors to be reduced accordingly unless the Company, with the approval of a majority of the remaining Directors, determines not to reduce the authorized size of the Board of Directors, in which case the Board of Directors shall act in accordance with the bylaws of the Company then in effect to appoint or nominate a new director to the Board of Directors.

(d) Additional Obligations. An individual designated by a Principal Stockholder for election (including pursuant to Sections 2.1(b) or 2.1(c)) as a Director shall comply with the requirements of the charter for, and related guidelines of, the Nominating and Corporate Governance Committee. Notwithstanding anything to the contrary in this Article II, in the event that the Board of Directors determines in good faith, after consultation with outside legal counsel, that its nomination, appointment or election of a particular Board Designee pursuant to this Section 2.1 or Section 2.2 would constitute a breach of its fiduciary duties to the Company’s stockholders or does not otherwise comply with any requirements of the charter for, or related guidelines of, the Nominating and Corporate Governance Committee, then the Board of Directors shall inform such Principal Stockholder of such determination in writing and explain in reasonable detail the basis for such determination and shall designate another individual designated for nomination, election or appointment to the Board of Directors by such Principal Stockholder (subject in each case to this Section 2.1(d)), and the Board of Directors and the Company shall take all of the actions required by this Article II with respect to the election of such substitute Board Designee. It is hereby acknowledged and agreed that the fact that a particular Board Designee is an Affiliate, director, professional, partner, member, manager, employee or agent of a Principal Stockholder or is not an independent director shall not in and of itself constitute an acceptable basis for such determination by the Board of Directors.

(e) Vacancies. Except as provided in Sections 2.1(b) and 2.1(c), as applicable, with respect to decreases in ownership of the Principal Stockholders, (i) each Principal Stockholder shall have the exclusive right to request the removal of its Board Designees from the Board of Directors in accordance with the bylaws of the Company then in effect, and the Company and the Principal Stockholders shall take all Necessary Action to cause the removal (whether for our without cause) of any such Board Designee at the request of the designating Principal Stockholder and (ii) each Principal Stockholder shall have the exclusive right to designate directors for election to the Board of Directors to fill vacancies (for the remainder of the then current term) created by reason of death, disability, removal or resignation of its Board Designees to the Board of Directors, and the Company and the Principal Stockholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such designating Principal Stockholder as promptly as reasonably practicable.

SECTION 2.2 Voting Agreement. Each Principal Stockholder agrees, in person or by proxy, to cast all votes to which such Principal Stockholder is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board of Directors those individuals designated in accordance with Section 2.1 and to otherwise effect the intent of this Article II.

SECTION 2.3 Agreement of Company. The Company hereby agrees that it will take all Necessary Actions to cause the matters addressed by this Article II to be carried out in accordance with the provisions thereof. Without limiting the foregoing, the Secretary of the Company or such other officer or employee of the Company who may be fulfilling the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Article II.

SECTION 2.4 Restrictions on Other Agreements. No Principal Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person with respect to its Company Shares if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other Principal Stockholders, holders of Company Shares that are not parties to this Agreement or otherwise).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement, severally on behalf of itself and not jointly, that as of the date such party executes this Agreement:

SECTION 3.1 Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. If such party is an entity, it is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. If such party is a natural person, such person has full capacity to contract. This Agreement has been duly executed by each of the parties hereto and constitutes his or its legal, valid and binding obligation, enforceable against him or it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally, or by the general principles of equity. No representation is made by any party with respect to the regulatory effect of this Agreement, and each of the parties has had an opportunity to consult with counsel as to his or its rights and responsibilities under this Agreement. No party makes any representation to any other party as to future law or regulation or the future interpretation of existing laws or regulations by any governmental authority or self-regulatory organization.

SECTION 3.2 Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (i) conflict with, or result in the breach of, any provision of the constitutive documents of such party, if any; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (iii) violate any law applicable to such party.

SECTION 3.3 Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with the execution, delivery or performance of this Agreement.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1 Termination. This Agreement shall terminate and be of no further force and effect upon (a) either of the LGP Stockholders, on the one hand, or the CVC Stockholder, on the other hand, ceasing to own any shares of Common Stock, (b) the written agreement of the LGP Stockholders and the CVC Stockholder to terminate this Agreement or (c) subject to the final sentence of Section 4.7 of this Agreement, its provisions become illegal or are interpreted by any governmental authority to be illegal, or any exchange on which the Company’s Common Shares are traded asserts in writing that its existence will threaten the continued listing of the Company’s Common Shares on such exchange

SECTION 4.2 Successors and Assigns; Beneficiaries. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided that each Principal Stockholder (from time to time party hereto) shall be entitled to assign (solely in connection with a transfer of Common Stock) to any of its Affiliates, without such prior written consent, any of its rights and obligations hereunder; provided, further, that any such Affiliate agrees be bound by the obligations hereunder.

SECTION 4.3 Amendment and Modification; Waiver of Compliance. (a) This Agreement may be amended only by a written instrument duly executed by the Company, the LGP Stockholders and the CVC Stockholder.

(b) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 4.4 Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by electronic mail, facsimile, or first class mail, or by Federal Express, United Parcel Service or other similar courier or other similar means of communication, as follows:

(i) If to the LGP Stockholders, addressed to Green Equity Investors V, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, CA 90025, Attention: Jonathan Seiffer (seiffer@leonardgreen.com) and J. Kristofer Galashan (galashan@leonardgreen.com); and

(ii) If to the CVC Stockholder, addressed to CVC Capital Partners Advisory (US), Inc., One Maritime Plaza, Suite 1610, San Francisco, CA 94111, Attention: Cameron Breitner (CBreitner@cvc.com) and Nishad Chande (nchande@cvc.com);

or, in each case, to such other address or electronic mail address as such party may designate in writing to each Principal Stockholder by written notice given in the manner specified herein.

All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by electronic mail or facsimile (with confirmed receipt or transmission), on the next business day if sent by overnight courier service (with confirmed delivery) or when received if sent by first class mail.

SECTION 4.5 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

SECTION 4.6 Entire Agreement. The provisions of this Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to such subject matter.

SECTION 4.7 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. If this Agreement would be required to be terminated pursuant to clause (c) of Section 4.1 of this Agreement, the parties to this Agreement shall use their respective reasonable best efforts to cause the provisions of this Agreement to be reformed, prior to any such termination, to the fullest extent possible to both effectuate the intent of the parties to this Agreement (as of the date of this Agreement) and not cause the termination of this Agreement pursuant to Section 4.1 of this Agreement.

SECTION 4.8 CHOICE OF LAW AND VENUE; WAIVER OF RIGHT TO JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE.

IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL

ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE STATE OF DELAWARE); (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (6) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (7) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 4.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 4.10 Further Assurances. At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

SECTION 4.12 Effectiveness of Agreement. Immediately prior to the effectiveness of the Company’s registration statement on Form S-1 (Registration No. 333-224994), the Agreement shall thereupon be deemed to be effective (such time, the “Effective Time”). However, to the extent the Closing does not occur, the provisions of this Agreement shall be without any force or effect.

IN WITNESS WHEREOF, each of the undersigned has signed this Voting Agreement as of the date first above written.

COMPANY: BJ’S WHOLESALE CLUB HOLDINGS, INC.

By:	/s/ Graham N. Luce
Name:	Graham N. Luce
Title:	Senior Vice President, Secretary

LGP STOCKHOLDERS: GREEN EQUITY INVESTORS V, L.P.

By:	GEI Capital V, LLC, its general partner

By:	/s/ Jonathan A. Seiffer
Name:	Jonathan A. Seiffer
Title:

GREEN EQUITY INVESTORS SIDE V, L.P.

By:	GEI Capital V, LLC, its general partner

By:	/s/ Jonathan A. Seiffer
Name:	Jonathan A. Seiffer
Title:

BEACON COINVEST LLC

By:	/s/ Jonathan A. Seiffer
Name:	Jonathan A. Seiffer
Title:

[BJ’s Wholesale Club Holdings, Inc. – Signature Page to the 2018 Voting Agreement]

CVC STOCKHOLDER: CVC BEACON LP

By:	CVC Beacon GP LLC, its general partner

By:	/s/ Cameron Breitner
Name:	Cameron Breitner
Title:	President and Assistant Secretary

[BJ’s Wholesale Club Holdings, Inc. – Signature Page to the 2018 Voting Agreement]